Ex. 99.1
Contacts:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150
Pharmion Corporation Reports Net Sales of $62.7 Million for Q1 2007
Record sales quarter, up 11 percent over Q1 2006
Net loss of $5.7 million, or $(0.18) per share
Key Q1 Milestones:
•	Submitted marketing authorization application in the EU for Thalidomide in combination with standard therapy for untreated multiple myeloma
•	Received FDA approval for expanded Vidaza label to include IV administration
•	Demonstrated bioavailability for oral Azacitidine in initial Phase 1 study
•	Presented PFS data from Satraplatin Phase 3 SPARC study at ASCO Prostate Cancer Symposium and at the European Association of Urology Congress
•	Submitted special protocol assessment to FDA for Amrubicin Phase 3 registration trial
     BOULDER, Colo., April 25, 2007 — Pharmion Corporation (NASDAQ:PHRM) today reported financial results for its quarter ended March 31, 2007. First quarter net sales totaled $62.7 million, compared to $56.6 million in the first quarter of 2006. Worldwide sales of Vidaza® (azacitidine for injection) totaled $37.7 million in the first quarter of 2007, compared to $32.9 million in the same quarter of 2006. In the U.S., sales of Vidaza totaled $31.3 million in first quarter of 2007, compared to $31.7 million in the same quarter of 2006, reflecting relatively constant sales despite the entry of two competitive products to the U.S. Myelodysplastic Syndromes (MDS) market during 2006. Named patient and compassionate use sales of Vidaza in Europe and other international markets totaled $6.4 million in the first quarter of 2007, compared to $1.2 million in the first quarter of 2006. Named patient and compassionate use sales of thalidomide totaled $20.1 million in the first quarter of 2007, compared to $19.5 million in the same period of 2006.
“We are very pleased with our first quarter financial results as well as the progress we made toward the achievement of our 2007 development and regulatory goals,” said Patrick J. Mahaffy, Pharmion’s president and CEO. “The pace of our activities is accelerating as we prepare for a number of important milestones and objectives in 2007. For our advanced portfolio, we look forward to a number of very significant events; results from the Vidaza survival study in MDS, upon which we expect to base our European regulatory filing by year end; a potential recommendation from the EMEA for approval of Thalidomide; and the European regulatory filing for Satraplatin as well as final overall survival results from the SPARC trial. In addition, we continue to focus on the development of our earlier stage pipeline, and look forward to the initiation of a Phase 3 registration study for Amrubicin, the advancement of MGCD0103 toward registration studies, and pharmacokinetic and other Phase 1 data for oral Azacitidine later this year.”

Q1 2007 Financial Highlights
Pharmion reported a net loss of $(5.7) million, or $(0.18) for the first quarter of 2007. The net loss for the first quarter of 2006 was $(19.7) million, or $(0.62) per share, which included a charge of $20.5 million for acquired in-process research related to the licensing of MethylGene’s oncology histone deacetylase (HDAC) inhibitor program. These net losses include stock compensation expense for the first quarters of 2007 and 2006 of $1.2 million and $0.8 million, respectively.
Research and development (R&D) expenses totaled $20.0 million for the first quarter of 2007, compared to R&D expenses for the first quarter of 2006 of $15.1 million. The increase in R&D spending was expected and was driven primarily by expenses related to the expanded clinical development activities for Amrubicin, Thalidomide, oral Azacitidine and MGCD0103 during 2007. R&D spending is expected to increase further over the course of 2007.
Selling, general and administrative expenses totaled $28.6 million for the first quarter of 2007, compared to selling, general and administrative expenses for the first quarter of 2006 of $22.5 million. This increase is primarily due to expanded commercial activities for Vidaza in the U.S. in response to the expanding and more competitive U.S. MDS market and the Company’s investment in pre-approval activities in Europe for Thalidomide, Satraplatin and Vidaza.
As of March 31, 2007, the Company had $132.9 million in cash, cash equivalents and short-term investments, and no outstanding debt.
Q1 Milestones and Objectives
The Company has a number of important clinical, regulatory and development objectives planned or underway in 2007 for each of its key products, and made significant progress against those objectives during the first quarter.
•	Thalidomide — In January 2007, Pharmion submitted a marketing authorization application (MAA) for Thalidomide in combination with standard chemotherapy for the treatment of untreated multiple myeloma (MM). This submission was based on four separate Phase 3 studies, including clinical data demonstrating that the addition of Thalidomide to standard of care melphalan plus prednisone (MP) provides a 21-month survival advantage over MP alone in untreated MM patients. Pharmion anticipates a potential recommendation from the European Medicines Agency (EMEA) for approval during 2007 for Thalidomide.

•	Satraplatin — The Company intends to file an MAA with European regulatory authorities for Satraplatin in combination with prednisone for the treatment of second-line hormone-refractory prostate cancer (HRPC) during the second quarter of 2007. There are currently no approved drugs for second-line use and limited satisfaction with existing treatment options for HRPC.

The MAA will be based on the progression-free survival (PFS) data and, following the initial submission, will be supplemented with the overall survival data from the double-blind, randomized Phase 3 registrational trial, SPARC (Satraplatin and Prednisone Against Refractory Cancer).

Pharmion and GPC Biotech expect to announce the overall survival data from the SPARC trial in the Fall of 2007.

•	Vidaza and Oral Azacitidine — In January 2007, the Company received U.S. Food & Drug Administration (FDA) approval of the Vidaza new drug application (NDA) supplement for intravenous (IV) administration. The dose and schedule for Vidaza for IV administration remains the same as for the subcutaneous administration. IV administration provides physicians and patients an additional option for administration that is within the label and still conducive to use in an outpatient setting.

The Company recently announced that the multi-center, open label Phase 1 clinical trial of single dose oral Azacitidine in patients with MDS, acute myeloid leukemia (AML) and malignant solid tumors has been completed and demonstrated bioavailability for oral Azacitidine. The Company also announced the initiation of a second planned multi-dose Phase 1 trial. The second Phase 1 trial is a multi-center, open label dose escalation trial and will assess the maximum tolerated dose, dose limiting toxicities and safety of a seven day, multi-cycle oral dosing regimen of Azacitidine in patients with MDS and AML. In addition, the trial will examine pharmacokinetics and pharmacodynamic effects of orally administered Azacitidine, as compared with the FDA approved parenteral regimen, which is marketed by Pharmion as Vidaza® (azacitidine for injection).

•	Amrubicin — The Company submitted a special protocol assessment to the U.S. FDA during the first quarter for a pivotal registration program for Amrubicin in the treatment of second-line small cell lung cancer. The Company expects to initiate the study in the second half of 2007. The Company also plans to initiate a clinical study of Amrubicin in combination with Herceptin in breast cancer. Amrubicin is a third-generation, fully synthetic anthracycline that has been approved in Japan for the treatment of lung cancer since 2002.
2007 Financial Outlook
Updating its financial guidance announced in February, Pharmion expects to report total net sales for 2007 in a range of $245 to $255 million, up from previous guidance of $240 to $250 million. Research and development expenses for 2007 are expected to total approximately $90 to $100 million, with the growth over 2006 driven by the addition of Amrubicin to the Company’s product portfolio in the fourth quarter of 2006 and the extensive clinical development and regulatory objectives for 2007 described in this news release. The Company’s previous R&D expense guidance for 2007 was approximately $100 million. Selling, general and administrative expense guidance for 2007 is unchanged and expected to total approximately $115 to $120 million. The Company expects to record a charge of

$8 million for acquired in-process research in 2007 for the payment of a regulatory milestone due to GPC Biotech upon the submission of an MAA in the EU for Satraplatin, which is expected to occur in the second quarter of 2007. Finally, the Company expects to end 2007 with approximately $80 to $90 million of cash, cash equivalents and short-term investments, an increase from previous guidance of $75 to $80 million.
Pharmion will hold a conference call to discuss first quarter 2007 results later this afternoon, April 25, at 5:00 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.pharmion.com, and archived for future review. Dial-in numbers for the conference call for institutional investors and analysts are as follows: participants from the U.S. 866.203.3436, International participants 617.213.8849, passcode: 87387106.
About Pharmion
Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management, including Pharmion’s plans for clinical development and regulatory submissions of Pharmion’s products and product candidates, and Pharmion’s anticipated financial results for 2007. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the outcome of ongoing clinical trials, the status and timing or regulatory approvals for Pharmion’s product candidates; the impact of competition from other products approved or under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for share and per share amounts)
Unaudited

	Three Months Ended March 31,
	2007	2006
Net sales	$62,681	$56,594

Operating expenses:
Cost of sales, inclusive of royalties, exclusive of product rights amortization	16,938	15,213
Research and development	20,036	15,133
Acquired in-process research	—	20,480
Selling, general and administrative	28,566	22,512
Product rights amortization	2,462	2,439

Total operating expenses	68,002	75,777

Operating loss	(5,321)	(19,183)

Interest and other income, net	1,208	1,661

Loss before taxes	(4,113)	(17,522)

Income tax expense	1,543	2,214

Net loss	$(5,656)	$(19,736)

Net loss per common share:
Basic and Diluted	$(0.18)	$(0.62)

Weighted average number of common and common equivalent shares used to calculate net loss per common share:
Basic and Diluted	32,130,520	31,918,849

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